UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2014

Armada Oil, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55128	98-0195748
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

5220 Spring Valley Road
Suite 615
Dallas, TX 75254
 (Address of principal executive offices, including zip code)

(972) 490-9595
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02               Termination of a Material Definitive Agreement.

On December 11, 2014, Armada Oil, Inc. (“we” or “us”) terminated a purchase and sale agreement (the “Purchase and Sale Agreement”) with Tabbs Bay Energy, LP, a Texas limited partnership.  As previously reported in a Current Report on Form 8-K we filed with the Securities and Exchange Commission on October 22, 2014, we entered into the Purchase and Sale Agreement on October 16, 2014 with Tabbs Bay Energy, LP, in connection with the contemplated arms’ length acquisition of certain seller’s interests in, and assumption of certain of its obligations under, eight oil and gas leases covering approximately 576 acres in Harris County, Texas, for $16,350,000 in cash.  The recent precipitous drop in oil prices and the high operating cost nature of the proposed acquisition took away the viability of the transaction, and because the closing price of light sweet crude oil on the business day prior to the expected closing date was less than $76.74, we exercised our right to terminate the Purchase and Sale Agreement.  We had delivered to the seller a $100,000 performance deposit which will be returned to us by the seller.

Item 7.01               Regulation FD Disclosure

Attached hereto as Exhibit 99.1 is a press release we issued on December 15, 2014 with the year-end update on our activities.

The information furnished in this Item 7.01 and in Exhibit 99.1 of this Current Report on Form 8-K (this “Report”) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated December 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Armada Oil, Inc.

Date: December 16, 2014	By	/s/Randy M. Griffin
Name: Randy M. Griffin
Title: Chief Executive Officer